EXHIBIT 99


                          CHARTWELL INTERNATIONAL, INC.
           SIGNS LETTER OF UNDERSTANDING WITH RAIL WASTE HOLDINGS, LLC


     Charleston,  WV - April 20, 2005-  Chartwell  International,  Inc.  (OTCBB:
CWII) ("Chartwell") announced today that it has signed a firm letter of understanding with Rail Waste Holdings, LLC ("RWH"), pursuant to which the parties agreed to engage in merger negotiations. The Letter of Understanding proposes that Chartwell effects a tax free merger by acquiring all of the outstanding membership interests of RWH in exchange for the issuance of shares of common stock of Chartwell. The completion of the proposed transaction is subject to satisfactory due diligence by Chartwell; the securing of required capital by Chartwell to execute the contemplated merger plan including operational cash for RWH; the completion of a reverse split of the existing shares of Chartwell's common stock; the negotiation, execution and delivery of definitive agreements for the proposed transaction; and other customary conditions.

     RWH's CEO, Andrew Kaufman commented: "The waste industry is at an inflection point that has created an enormous opportunity for rail-based transportation and logistics services." RWH is an operating company with four business divisions: E-Rail Logistics, Ohio Rail Services, RW Recycling, and RW Equipment Sales. These business units are interrelated and enable RWH to offer fully integrated waste disposal solutions to a wide array of customers. The proposed merger with Chartwell will facilitate execution of our business strategy.

     Chartwell International, Inc. is a holding company focused on the natural resources and environmental industries, including related infrastructures, and evaluates opportunities for expansion within those industries through acquisition or other strategic relationships that focus on waste by rail services, logistics, equipment, transportation and disposal options, including landfill management.

     NOTE: The foregoing is news relating to Chartwell and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to Chartwell or its management are intended to identify such forward-looking statements. There can be no assurance that the Proposed Transaction will be completed as proposed or at all. In addition, Chartwell 's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to Chartwell 's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by Chartwell and is meant purely for informational purposes.

                       For additional information contact:
                          Imre Eszenyi, Vice President
                          Chartwell International, Inc.
                          1124 Smith Street, Suite 304
                              Charleston, WV 25301
                                 (304) 345-8700